EXHIBIT 99.3
FOR IMMEDIATE RELEASE

                   EMPIRE OF CAROLINA ANNOUNCES PROPOSED SALE
                   OF SUBSTANTIALLY ALL OF ITS TOY OPERATIONS

Delray Beach, FL; June 5, 2001 - Empire of Carolina, Inc. (Other OTC: EMPIQ) announced today that it and two of its subsidiaries, Empire Industries, Inc. and Empire Toys (HK), Ltd., have entered into an agreement providing for the sale of substantially all of the Company's toy operations, including assignment of various licenses, intellectual property, executory contracts and existing inventory. The proposed purchaser is Alpha International, Inc. The purchase price for the assets is $5 million paid in cash to the Company and the assumption by purchaser of certain related liabilities in the approximate amount of $1.5 million. In connection with the sale, the Company will assign to Alpha substantially all of its toy products and product lines, unfilled purchase orders, rights in and to the name "Empire" with respect to the toy product lines, rights in and to the intellectual and industrial property with respect to the toy lines, all tooling, molds and equipment used in the design, engineering or manufacture of the toy lines, all executory contracts and licenses in connection with the toy lines, all pre- and post-petition litigation claims connected with the toy lines, all toy lines' inventory located in the United States and Hong Kong and all of its right, title and interest to the capital stock of Empire Toys (HK), Ltd.

As a condition of closing, the purchaser is required to provide substitute cash collateral or substitute letters of credit acceptable to the creditors and vendors of Empire Toys (HK), Ltd. in replacement of Empire Toys (HK)'s existing $3,000,000 (HKD) credit facility. The existing credit facility will be terminated at closing. This credit facility is secured by a letter of credit with the face amount of $3,000,000 (HKD) provided by LaSalle National Bank, N.A. Should the purchaser fail to provide the substitute cash collateral or letter of credit, LaSalle may terminate its letter of credit without continuing liability to LaSalle and without any draw down of the letter of credit. After which, the purchase price shall be increased by the face amount of LaSalle letter of credit and the excess portion of the purchase price shall be delivered by the company to LaSalle Bank at closing in order to secure LaSalle's continuing liability under the letter of credit.

On June 1, 2001, the sale was preliminarily approved by the U.S. Bankruptcy Court contingent upon receipt of higher bids. The Court approved a break up fee not to exceed $100,000 to be paid to the purchaser in the event the purchaser is not the highest bidder for the assets and has paid a deposit to the company as set forth in the Asset Purchase Agreement. The Court has set a final sale hearing for June 27, 2001, at which time, if no higher bids are received, the sale will be finally approved.

Empire of Carolina, Inc. and Empire Industries, Inc. filed for reorganization under Chapter 11 on November 17, 2000 and has continued operations on a debtor-in-possession basis. Empire Toys (HK), Ltd. has not filed for relief under the U.S. Bankruptcy Code.

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This release contains certain forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management, including management's plans and objectives. Such statements are subject to various risks and uncertainties. The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the factors described in the Company's filings with the Securities and Exchange Commission; the ability of the Company to continue operations under debtor-in-possession financing; operate successfully under a Chapter 11 proceeding; fund and execute a new operating plan for the Company; attract and retain key executives and associates; generate cash flow; attract and retain customers; and manage its business notwithstanding potential adverse publicity. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT: Empire of Carolina, Inc., 561-498-4000.